Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Charles A. Rowland, Jr. Vice President, Chief Financial Officer Phone (610) 321-6223
Robert A. Doody Jr. Assistant Director, Investor Relations Phone (610) 321-6290
Kristina M. Broadbelt (for media) Associate Director, PR & Advocacy Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Fourth Quarter and Full Year 2009 Financial Results

- Record Year Highlighted by $97 Million Net Sales of CinryzeTM (C1 Esterase Inhibitor [Human]) –

- Company Increases Cinryze Net Sales Guidance, Issues Expense Guidance for 2010 -

EXTON, PA, February 24, 2010 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and year ended December 31, 2009.

In the fourth quarter of 2009 we:

•	Delivered record $88 million in net product sales including $36 million in net sales of Cinryze;

•	Achieved adjusted net income of $26 million; GAAP net income reached $12 million;

•	Improved working capital to $406 million as of December 31, 2009, including cash and cash equivalents of $332 million; and

•	Delivered positive cash flows from operations of $43 million for the quarter ended December 31, 2009.

Net sales were $87.8 million and $310.4 million for the fourth quarter and year ended December 31, 2009, respectively, as compared to $50.0 million and $232.3 million in the comparative periods of 2008, respectively. This represents 76 percent growth in the fourth quarter and 34 percent growth for the year in net product sales.

The Company is reporting both GAAP net income (loss) and adjusted results for the three and twelve months ended December 31, 2009 and 2008. Adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related to the acquisition of Lev Pharmaceuticals and Vancocin, and step up in inventory related to purchase accounting arising from the acquisition of Lev Pharmaceuticals, (3) stock compensation expenses, and (4) certain non-recurring events such as the goodwill write off, impairment loss and gain on extinguishment of repurchased bonds. A reconciliation between GAAP and adjusted net income is provided in the Selected Financial Information - Reconciliation of GAAP Net Income to Adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported GAAP net (loss) income. ViroPharma’s definition of non-GAAP financial measures may differ from others.

“As we provide Cinryze to patients to prevent attacks of hereditary angioedema, we put ourselves in a position to drive great value for our shareholders,” commented Vincent Milano, ViroPharma’s chief executive officer. “Throughout the year, we made great strides toward our ultimate goal of providing Cinryze to every patient who needs it. I’m pleased that during 2009 alone, over 400 patients’ lives were transformed by initiating Cinryze therapy. For these patients, starting on prophylaxis with Cinryze marks the beginning of an entirely new prevention-minded routine in which they can look forward to reducing the length, frequency and severity of attacks of HAE, and the ability to utilize this therapy in the comfort of their own homes. This early success of Cinryze, combined with another solid year of Vancocin® sales, contributed to our record net product sales during 2009 of $310 million. We believe that the momentum we have generated since the launch of Cinryze, along with our newly expanded rights for Cinryze, will serve as a springboard for new levels of growth as we seek to impact the lives of many more patients with diseases marked by C1 esterase inhibitor deficiency through global expansion, additional disease states, and potential new formulations.”

Non-GAAP adjusted net income in the three and twelve months ended December 31, 2009 was $26.4 million and $102.6 million, respectively, compared to $10.0 million and $93.9 million, respectively, for the same periods in 2008. The increase in adjusted net income for both periods is primarily due to the net effect of the Cinryze launch and lower research and development expenses, offset by lower Vancocin net sales, lower interest income, and higher income tax expense due to lower qualified orphan drug spend for maribavir.

The change between our GAAP net loss of $11.1 million for the twelve months ended December 31, 2009 from GAAP net income of $64.0 million in the same period of 2008 was primarily the impact of our Goodwill impairment of $65.1 million, increased intangible amortization of $17.4 million associated with our acquisition of Lev Pharmaceuticals, Inc. and the $9.1 million gain on the repurchase of our convertible notes, in addition to the factors influencing our non-GAAP adjusted net income discussed above. The change in GAAP net income in the three months ended December 31, 2009 compared to 2008 was impacted by a $1.2 million increase in intangible amortization related to the acquisition of Lev Pharmaceuticals, Inc. in addition to the factors influencing the non-GAAP adjusted net income.

Effective January 1, 2009, the Company was required under a new accounting standard to change the method of accounting for the Company’s convertible notes. The Company revised its previously reported financial statements to apply this change in accounting to prior periods. Under this new accounting method, the Company’s EPS and net (loss) income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense. In connection with adopting this new accounting standard, the Company recorded $1.8 million and $2.0 million of additional non-cash interest expense in the three months ended December 31, 2009 and 2008, respectively, and $7.3 million and $7.9 million for the year ended December 31, 2009 and 2008, respectively. For the three months ended December 31, 2008, the Company’s previously reported net loss calculated in accordance with GAAP has been increased by $1.3 million to $2.3 million. For the twelve months ended December 31, 2008, the previously reported net income has been reduced by $3.7 million to $64.0 million.

Operating Highlights

Cinryze net sales during the three and twelve months ended December 31, 2009 were $36.0 million and $97.3 million, respectively. Vancocin net sales during the three months ended December 31, 2009 increased 3.6 percent to $51.9 million due to realized price growth, offset by lower sales volume. For the twelve months ended December 31, 2009, Vancocin sales decreased 8.2 percent to $213.1 million due to lower sales volume, partially offset by realized price growth.

Cost of sales increased over the three and twelve month periods in the prior year by $9.8 million and $31.3 million, respectively, due to the launch of Cinryze. As part of our October 2008 purchase of Lev, we acquired Cinryze inventory which was recorded at fair value in purchase accounting. This fair value of inventory increased cost of sales for Cinryze during the year ended December 31, 2009 by $6.9 million.

Investment in our commercialization efforts, product pipeline and the company decreased as research and development (R&D) and selling, general and administrative (SG&A) expenses in the fourth quarter 2009 were $30.1 million as compared to $43.6 million in the fourth quarter of 2008. R&D expenses decreased $11.7 million related primarily to discontinuing the maribavir prophylactic program, offset by costs associated with our Phase 1 clinical trial for NTCD and costs related to the Cinryze Phase 4 safety requirement study for the U.S. For the fourth quarter of 2009, SG&A decreased $1.8 million over the same period in 2008. The largest contributors to this decrease were lower marketing and medical education efforts, offset by increased compensation costs driven by the expansion of our Cinryze field force. For the twelve months ended December 31, 2009, R&D expenses decreased $12.4 million, driven by decreased costs related to discontinuing the maribavir prophylactic program, offset by the Cinryze open label trials and patient follow-up, manufacturing NTCD spores and our Phase 1 clinical trial, and higher compensation costs. For the twelve month period, SG&A increased by $22.0 million over the 12 month period in 2008 as a result of the commercialization of Cinryze.

The Company’s tax expense for the quarter ended December 31, 2009 was $20.8 million and was a $3.6 million benefit for the quarter ended December 31, 2008. For the twelve months ended December 31, 2009 and 2008, the income tax expense was $41.0 million and $16.0 million, respectively. The increase in the 2009 expense as compared to 2008 is primarily due to higher taxable income due to the goodwill impairment not being tax deductible.

Working Capital Highlights

As of December 31, 2009, ViroPharma’s working capital was $406.4 million, which represents a $48.5 million increase from September 30, 2009 and an $89.0 million increase from December 31, 2008. The twelve month increase is primarily the result of net sales, offset by our repurchase of $45 million principal amount of our senior convertible notes. Cash flow provided by operating activities for the twelve months ended December 31, 2009 was $84.8 million.

Looking ahead in 2010

ViroPharma is commenting upon guidance for the year 2010 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2010, ViroPharma expects the following

•	Net Cinryze sales are expected to be $150 to $175 million.

•

Global sales, general and administrative (SG&A) and research and development (R&D) expenses, including the impact of SFAS 123R, are expected to be $125 to $140 million. SFAS 123R expenses are expected to be between $10 and $12 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on February 24, 2010 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 875-3456 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until March 16, 2010.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze® (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2010, and statements regarding our ability to generate additional growth for Cinryze, including designing and commencing clinical studies for additional indications and formulations, seeking rights to additional geographic territories and pursuing regulatory approvals in such territories. We have opposed both the substance of the FDA’s bioequivalence method and the manner in which it was developed. The FDA convened a meeting of its Advisory Committee for Pharmaceutical Science and Clinical Pharmacology to discuss bioequivalence recommendations for oral vancomycin hydrochloride capsule drug products on August 4, 2009. The Advisory Committee was asked if the proposed guidelines are sufficient for establishing bioequivalence for generic vancomycin oral capsules. The Advisory Committee voted unanimously in favor of the component of the proposed OGD recommendation. In the event the OGD’s revised approach regarding the conditions that must be met in order for a generic drug applicant to request a waiver of in-vivo bioequivalence testing for Vancocin remains in effect, the time period in which a generic competitor may enter the market would be reduced. There can be no assurance that the FDA will agree with the positions stated in our Vancocin related submissions or that our efforts to oppose the OGD’s March 2006 and December 2008 recommendation to determine bioequivalence to Vancocin through in-vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006 as revised in December 2008 and voted upon by the Advisory Committee for Pharmaceutical Science and Clinical Pharmacology, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to successfully commercialize Cinryze;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals, including the timing of the EMEA’s acceptance and review of our MAA for Cinryze;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•	the timing and results of anticipated events in our clinical development programs; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories, including in Europe. In addition, approval of a competing product which has been granted orphan drug designation in Europe could prevent Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2009, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:	Three months ended		Twelve months ended
(in thousands, except per share data)	December 31,		December 31,
	2009	2008 *	2009	2008 *

Revenue:
Net product sales	$87,835	$50,020	$310,449	$232,307

Revenue	87,835	50,020	310,449	232,307

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	11,948	2,110	40,214	8,874
Research and development	8,925	20,588	52,083	64,434
Selling, general and administrative	21,174	22,966	89,316	67,270
Intangible amortization	6,751	5,505	28,183	10,809
Goodwill impairment	—	—	65,099	—
Impairment loss	3,424	2,265	3,424	2,265

Total costs and expenses	52,222	53,434	278,319	153,652

Operating income (loss)	35,613	(3,414)	32,130	78,655

Interest income	37	828	352	14,296
Interest expense	(2,805)	(3,374)	(11,609)	(12,951)
Gain on long-term debt repurchase	—	—	9,079	—

Income (loss) before income tax expense	32,845	(5,960)	29,952	80,000
Income tax expense (benefit)	20,831	(3,645)	41,029	16,040

Net income (loss)	$12,014	$(2,315)	$(11,077)	$63,960

Basic net income (loss) per share	$0.16	$(0.03)	$(0.14)	$0.90

Diluted net income (loss) per share	$0.15	$(0.03)	$(0.14)	$0.84

Shares used in computing net income per share
Basic	77,442	75,693	77,423	71,391

Diluted	78,394	75,693	77,423	85,712

*	2008 reflects retrospective application of a new accounting standard for convertible debt

On January 1, 2009, the Company adopted the new accounting standard for convertible debt, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported consolidated financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms. Under this new accounting method, the Company’s EPS and net (loss) income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense.

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income (loss) to Adjusted Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

(in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008*	2009	2008*
	(unaudited)		(unaudited)

GAAP net income (loss)	$12,014	$(2,315)	$(11,077)	$63,960
Adjustments:
Non-cash interest expense	1,804	2,042	7,291	7,888
Amortization	6,751	5,505	28,183	10,809
Step-up of inventory	—	29	6,913	29
Stock compensation	2,438	2,429	11,817	8,938
Goodwill write-off	—	—	65,099	—
Impairment loss	3,424	2,265	3,424	2,265
Gain on Extinguishment	—	—	(9,079)	—
Adjusted Net Income	26,431	9,955	102,571	93,889
Tax effect of the above	(5,623)	(4,785)	(18,934)	(11,672)

Non-GAAP adjusted net income	$20,808	$5,170	$83,637	$82,217

*	2008 reflects retrospective application of a new accounting standard for convertible debt; see prior page for explanation

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net (loss) income:

1. Impact of a new accounting standard for convertible debt: Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to the acquisition of Cinryze and Vancocin. The excluded items include charges related to amortization and step up in the value of Cinryze inventory. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

3. Stock option expense - Non-GAAP adjusted net income excludes the impact of our stock option expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

4. Other items - Non-GAAP net income exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income goodwill write off and gain on extinguishment of repurchased bonds are excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data	December 31,	December 31,
(in thousands)	2009	2008*

Assets
Current assets:
Cash and cash equivalents	$331,672	$275,839
Deferred income taxes	20,065	24,094
Total current assets	446,364	360,880
Intangible assets, net	618,510	639,693
Goodwill	—	65,099
Total assets	1,084,451	1,086,129

Liabilities and Stockholders’ Equity
Total current liabilities	$39,989	$43,467
Deferred tax liabilities	152,503	128,254
Long-term debt	138,614	161,003
Total liabilities	334,064	336,795
Total stockholders’ equity	750,387	749,334
Total liabilities and stockholders’ equity	1,084,451	1,086,129

* 2008 reflects Retrospective application of a new accounting standard for convertible debt; see explanation on prior page

	Years Ended
	December 31,	December 31,
Statement of Cash Flows:	2009	2008
(in thousands)

Net cash provided by operating activities	$84,779	$91,437
Net cash (used in) provided by investing activities	(8,929)	15,440
Net cash (used in) provided by financing activities	(20,454)	(10,070)

###